Exhibit 5.1

One Financial Center Boston, MA 02111 617-542-6000 617-542-2241 fax www.mintz.com

April 28, 2011

NeuroMetrix, Inc.

62 Fourth Avenue

Waltham, Massachusetts 02451

Ladies and Gentlemen:

We have acted as counsel to NeuroMetrix, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”), pursuant to which the Company is registering the issuance under the Securities Act of 1933, as amended, of a total of (1) 231,975 shares (the “Shares”) of its common stock, $0.0001 par value per share (the “Common Stock”), pursuant to the Company’s 2010 Employee Stock Purchase Plan (the “Plan”), and (2) 231,975 rights (the “Rights”) to purchase one ten-thousandth of a share of Series A Junior Participating Cumulative Preferred Stock, par value $0.001 per share, of the Company, which Rights are attached to the Shares, are issuable pursuant to the Shareholder Rights Agreement, dated as of March 7, 2007, between the Company and American Stock Transfer & Trust Company, as amended, and are not currently exercisable.  This opinion is being rendered in connection with the filing of the Registration Statement.  All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, we have examined the Company’s Restated Certificate of Incorporation and By-Laws, as amended and restated, both as currently in effect; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that (i) the Shares and the Rights have been duly and validly authorized by the Company and (ii) the Shares, when issued and sold pursuant to the Plan, will be duly and validly issued, fully paid and non-assessable shares of the Common Stock, free of preemptive rights.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

BOSTON | WASHINGTON | NEW YORK | STAMFORD | LOS ANGELES | PALO ALTO | SAN DIEGO | LONDON

Our opinion is limited to the General Corporation Laws of the State of Delaware and the reported judicial decisions interpreting those laws, and we express no opinion with respect to the laws of any other jurisdiction.  No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

We understand that you wish to file this opinion as an exhibit to the Registration Statement, and we hereby consent thereto.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris,
Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.